Exhibit 99.5

June 20, 2025

JUNENG TECHNOLOGY LIMITED

Room 25-1, Block 2, Zhongyu Square

90# Hongjin Road, Longxi Street

Yubei District, Chongqing

The People’s Republic of China

Dear Sirs:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of JUNENG TECHNOLOGY LIMITED (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Qian Cheng
Name:	Qian Cheng